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PULSE ELECTRONICS CORPORATION

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Dear Valued Customer:
We have had an eventful few months since I joined Pulse in January. I have been working diligently to assess Pulse’s strengths and the areas where we can improve, and I am writing today to update you on a few developments that will benefit Pulse and our customers over the long-term.
It is clear that Pulse has many strengths, including its innovative proprietary technologies, established high quality products, and strong engineering and manufacturing expertise. We also have areas where we can enhance the value we deliver to our customers, partners, shareholders and employees, and I believe we have the right plan in place to do just that. Our comprehensive plan includes lowering Pulse’s general and administrative expenses, optimizing our manufacturing efficiencies, implementing a new enterprise resource planning system and building on our technology leadership. These improvements will not happen overnight, but our work is well underway and will continue over the next 18-24 months. Obviously some, like technology leadership, are a never ending commitment. We expect all of these initiatives will benefit our business and enable us to be an even stronger partner to you.
In addition, we have proposed adding significant experience to our Board of Directors at our upcoming annual meeting, including three new candidates who have strong technology sector, financial and global operations experience. With the addition of these high quality director candidates, we believe we will have an even stronger, independent Board supporting Pulse’s growth. During my first three months at Pulse I have been very impressed with the capability and commitment of the team here – from engineering right up to senior management and the directors. Everyone is focused on delivering the best product to you.
You may read in the press over the next month or so that one of our competitors, Bel Fuse Inc., is attempting to take over Pulse through a hostile proposal and related campaign to elect its handpicked nominees to our Board. Our Board reviewed Bel Fuse’s uncertain and opportunistic proposal in March and unanimously rejected it, and we are opposing Bel Fuse’s attempt to place its candidates on our Board. We believe its proposal and related Board nominations are simply an attempt to capture the value at Pulse that rightly belongs to our shareholders. While our public dialogue with our shareholders regarding the annual meeting will continue over the next few weeks, we want to assure you that we remain focused on our business and to providing you the superior innovation, customer service and quality products you expect from Pulse.
Please do not hesitate to reach out to your local Pulse representative, or myself, should you have any questions. We appreciate your support. I look forward to keeping in touch.
Sincerely,
/s/ Ralph Faison
Ralph Faison
Chairman, President and Chief Executive Officer
Pulse Electronics Corporation

Dear Valued Supplier:
We have had an eventful few months since I joined Pulse in January. I have been working diligently to assess Pulse’s strengths and the areas where we can improve, and I am writing today to update you on a few developments that will benefit Pulse, our customers and suppliers over the long-term.
It is clear that Pulse has many strengths, including its innovative proprietary technologies, established high quality products, and strong engineering and manufacturing expertise. We also have areas where we can enhance the value we deliver to our customers, partners, shareholders and employees, and I believe we have the right plan in place to do just that. Our comprehensive plan includes lowering Pulse’s general and administrative expenses, optimizing our manufacturing efficiencies, implementing a new enterprise resource planning system and building on our technology leadership. These improvements will not happen overnight. We expect to work on these over the next 18-24 months. We expect all of these initiatives will benefit our business and enable us to be an even more important customer for you.
In addition, we are adding significant experience to our Board of Directors at our upcoming annual meeting, including three new candidates we are nominating who have strong technology sector and global operations experience. With the addition of these high quality director candidates, we believe we will have an even stronger, independent Board supporting Pulse’s growth. During my first three months at Pulse I have been very impressed with the high caliber of people here – from our engineers to our directors. Everyone is focused on delivering the best product to our customers.
You may read in the press over the next month or so that our competitor, Bel Fuse Inc., is attempting to take over Pulse through a hostile proposal and related campaign to elect its handpicked nominees to our Board. Our Board reviewed Bel Fuse’s uncertain and opportunistic proposal in February and unanimously rejected it, and we are opposing Bel Fuse’s attempt to place its candidates on our Board. We believe its proposal and related Board nominations are simply an attempt to capture the value at Pulse that rightly belongs to our shareholders. While our public dialogue with our shareholders regarding the annual meeting will continue over the next few weeks, we want to assure you that we remain focused on our business and to providing our customers the superior innovation, customer service and quality products they expect from Pulse.
Please do not hesitate to reach out to your Pulse commodity manager or buyer should you have any questions. We appreciate your support. I look forward to keeping in touch.
Sincerely,
/s/ Ralph Faison
Ralph Faison
Chairman, President and Chief Executive Officer
Pulse Electronics Corporation